Exhibit 3.1


                   CERTIFICATE OF AMENDMENT
                              of
             RESTATED CERTIFICATE OF INCORPORATION
                              of
                     McKESSON CORPORATION

    Pursuant to Section 242 of the General Corporation Law
                   of the State of Delaware
                   ------------------------


     McKesson Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General
Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST. At a meeting of the Board of Directors of the Corporation duly called and held on May 29, 1998, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at its Annual Meeting of Stockholders to be held on July 29, 1998. Such resolutions recommended that the first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

               "The total number of shares of stock of
          all classes which the Corporation has
          authority to issue is 500,000,000 shares, divided into 100,000,000 shares of Series
          Preferred Stock, par value $0.01 per share
          (herein called the "Series Preferred
          Stock"), and 400,000,000 shares of Common
          Stock, par value $0.01 per share (herein called the "Common Stock"). The aggregate par value of all shares having par value is $5,000,000.

     SECOND. At the Annual Meeting of Stockholders of the Corporation duly called and held on July 29, 1998, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's common stock, par value $0.01 per share, and the Corporation's Series Preferred Stock par value $0.01 per share, was obtained in favor of such amendment with respect to Article IV.

     THIRD. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     In Witness Whereof, McKesson Corporation has caused this Certificate of Amendment to be signed by Nancy A. Miller, its Vice President and Corporate Secretary, and attested by Dana T. Iapicca, its Assistant Secretary, this 29th day of July 1998.


                              /s/ Nancy A. Miller
                              ---------------------------
                              Nancy A. Miller
                              Vice President
                              and Corporate Secretary

Attest:


/s/ Dana T. Iapicca
---------------------------
Dana T. Iapicca
Assistant Secretary